Filed Pursuant to Rule 433
Registration No. 333-282606 and 333-282606-02

**Pricing Details** $1.49bn Nissan Auto Lease Trust 2025-A

Joint Lead Bookrunners: Citigroup Global Markets (structuring), BofA, US Bancorp, and Wells Fargo Securities

Co-Managers: BNP Paribas, Lloyds Securities, Mizuho, MUFG Securities

–Anticipated Capital Structure–

CLS	$AMT(MM)	WAL	M/F*	P.WIN	E–FINAL	L–FINAL	BNCH	SPRD	YLD%	CPN%	$PRICE

A–1	136.540	0.27	P–1/F1+	1–6	7/15/25	1/15/26	I–CRV		4.403	4.403	100.00000
A–2A	145.250	1.29	Aaa/AAA	6–23	12/15/26	11/15/27	I–CRV	+45	4.648	4.60	99.99561
A–2B	435.750	1.29	Aaa/AAA	6–23	12/15/26	11/15/27	SOFR30A	+45			100.00000
A–3	581.000	2.31	Aaa/AAA	23–31	8/15/27	3/15/28	I–CRV	+51	4.798	4.75	99.99854
A–4	92.850	2.61	Aaa/AAA	31–32	9/15/27	2/15/29	I–CRV	+54	4.851	4.80	99.99357
B	46.350	2.65	Aa1/AA	32–32	9/15/27	2/15/29	I–CRV	+77	5.084	5.03	99.99775
C	52.260	2.72	Aa3/A	32–33	10/15/27	6/15/29	I–CRV	+85	5.170	5.11	99.98706

*	Expected ratings

Transaction Details:

*	Ticker : NALT 2025-A
*	Offered Size : $1.49bn
*	Format : Public/SEC Registered
*	Pricing speed : 75% PPC to maturity
*	Expected Ratings : Moody’s/Fitch
*	ERISA Eligible : Yes
*	US RR Eligible : Yes
*	EU RR Eligible : No
*	Min denoms : $1,000 x $1,000
*	Expected Settlement : January 22nd, 2025
*	First Payment Date : February 18th, 2025
*	Monthly Payment Date : 15th of each month or next business day
*	Pricing : Priced

*	Bill and Deliver : Citi

Available Information:

*	Preliminary Prospectus & FWP (Attached)
*	Roadshow:

Link: https://dealroadshow.com/e/NALT25A

Passcode: NALT25A

*	Intex CDI File (Attached)

Intex Dealname: intxnal25a

Password: VJBB

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.